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                                                                    Exhibit 23.4

                      Consent of The Nicholson Group, Ltd.

     We hereby consent to the references to our firm under "The Merger -- Real Estate Portfolio Appraisal by TNG" in the Information Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                  /s/ THE NICHOLSON GROUP, LTD.

September 2, 1999
Hartland, Wisconsin